Exhibit 4.01

         Wachovia Bank, National Association
         Circuit Products Management
         FL8004
         200 South Biscayne Boulevard, 15th Floor
         Miami, FL  33131





                                                                        WACHOVIA


October 22, 2003



Michael Steiner
Dryclean USA, Inc.
290 NE 68th Street
Miami, FL  33138

     RE: Promissory Note from Dryclean USA, Inc. ("Borrower") to Wachovia Bank, National Association ("Wachovia") in the original principal amount of $2,250,000.00 dated November 2, 1998 including any amendments (the "Note")

Dear Mr. Steiner:

Wachovia is pleased to extend its obligation to advance funds under the Note until October 30, 2004. All other terms, conditions and provisions of the Note and Loan Documents (as defined in the Note) remain unchanged and in full force and effect.

Thank you for allowing Wachovia to be of service. Please feel free to call me if you have any questions about this extension.



                                         Wachovia Bank, National Association


                                         /s/ Carolyn Rewane
                                         Carolyn Rewane
                                         Assistant Vice President